UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  November 9, 2012

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On November 9, 2012, Fluor Corporation (the “Company”) entered into a $1,800,000,000 Revolving Loan and Letter of Credit Facility Agreement dated as of November 9, 2012 among the Company, the lenders party thereto from time to time, BNP Paribas, as Administrative Agent and an Issuing Lender, Bank of America, N.A., as Syndication Agent and Citibank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents (the “Credit Facility”).

On that same day, the existing (i) $500,000,000 Letter of Credit Facility Agreement dated as of September 16, 2009 and (ii) $800,000,000 Revolving Loan and Financial Letter of Credit Facility Agreement dated as of December 14, 2010 were terminated and all outstanding letters of credit thereunder were assigned or otherwise transferred to the Credit Facility.

The Credit Facility: (i) provides support for the issuance of up to $1,800,000,000 of performance standby letters of credit, (ii) has a sub-limit of $1,000,000,000 for cash drawings and the issuance of financial letters of credit, (iii) has a maturity date of November 8, 2017, and (iv) has an accordion feature whereby the Credit Facility may be increased in increments of at least $25,000,000 or any whole multiple of $10,000,000 in excess thereof up to an additional $500,000,000 (not to exceed a maximum of $2,300,000,000) subject to certain conditions.  Interest on borrowings under the Credit Facility would be charged at the London Interbank Offered Rate (LIBOR) or an alternate Base Rate, in each case plus applicable margins that fluctuate based upon the applicable ratings of the Company’s non-credit-enhanced senior unsecured long-term debt.

In addition, the Credit Facility:

•                  provides for a letter of credit fee (when letters of credit are issued) and a commitment fee for the unused amounts under the Credit Facility, which will fluctuate based on the Company’s applicable ratings;

•                  requires that the Company maintain a maximum ratio of consolidated debt to consolidated tangible net worth of 1:00 to 1:00;

•                  contains restrictive covenants (subject, in each case, to certain customary exceptions and amounts) which among other things: (x) cap at $600,000,000 the aggregate amount of debt for the Company’s subsidiaries, (y) limit the Company’s ability to create liens securing other debt, and (z) place certain limitations on the Company’s ability to engage in acquisitions, mergers and dispositions;

•                  contains customary events of default, upon the occurrence of which and after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder, require cash collateralization of all outstanding letters of credit and terminate all commitments;

•                  provides that the Company may terminate or reduce the Credit Facility at any time; and

•                  contains customary representations and warranties.

In conjunction with the Credit Facility, the Company also amended its existing $1,200,000,000 Revolving Performance Letter of Credit Facility Agreement dated as of December 14, 2010 maturing December 13, 2015 (the “PLOC Facility”) to (i) increase the cap on the aggregate amount of debt for Company subsidiaries from $500,000,000 to $600,000,000 and (ii) update the defaulting lender provisions to match the terms of the Credit Facility.

The foregoing summary of some of the terms of the Credit Facility and the PLOC Facility is qualified in its entirety by reference to the complete text of each such facility, copies of which have been filed or will be provided in a future filing.

Item 1.02.              Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 1.02 by reference.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 14, 2012		FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Senior Vice President, Chief Legal Officer
and Secretary